Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS A TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of September 4, 2026 (the “Effective Date”), by and between AIB Data Centers, Inc., a Delaware corporation (“Purchaser”), and *** (“Seller”). Except as otherwise expressly defined herein, capitalized terms will have the meanings set forth on Exhibit A attached hereto.

WHEREAS, Seller owns Property A (as defined below), and desires to sell Property A to Purchaser pursuant to, and on the terms and conditions set forth in, this Agreement (the “PSA Transaction”);

WHEREAS, ***, a Delaware limited liability company (the “MIPA Seller”), owns all of the limited liability company interests in *** LLC, a Delaware limited liability company (“***”), and *** has the right to acquire approximately 24.385 acres of real property (“Property B”) pursuant to that certain Farm and Ranch Contract, dated July 24, 2026, with *** (as the same may be amended from time to time in accordance with the MIPA, the “*** Purchase Agreement”); and concurrently herewith, Purchaser and the MIPA Seller are entering into that certain Membership Interest Purchase Agreement (as amended from time to time in accordance with the terms thereof, the “MIPA”), pursuant to which Purchaser will acquire all of the limited liability company interests in ***, subject to and concurrently with ***’s acquisition of Property B (the “MIPA Transaction”); and

WHEREAS, the PSA Transaction and the MIPA Transaction (together, the “Linked Transactions”) are interdependent components of a single integrated transaction, and the parties intend that the Linked Transactions close concurrently.

The foregoing recitals are true and correct and are incorporated into and made a part of this Agreement as if fully set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter set forth, the parties hereby mutually covenant and agree as follows:

ARTICLE I

PURCHASE OF THE PROPERTY

Section 1.01. Agreement to Purchase. Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, subject to the terms and conditions set forth in this Agreement (the “Transaction”), all of Seller’s right, title and interest in and to (i) (A) that certain parcel of land, as more particularly described on Exhibit B attached hereto (“Land”), (B) any and all improvements thereon and (C) any and all easements, licenses, privileges and other property interests belonging or appurtenant to the Land (the real property described in this clause (i), collectively, the “Real Property”), (ii) certain rights listed on Exhibit C attached hereto, and (iii) any and all mineral, oil and gas rights, water rights, sewer rights and other similar rights allocated to the Real Property (but only to the extent any of same are owned by Seller) (all of the foregoing items in clauses (i) through (iii) above, collectively, the “Property” or sometimes referred to herein as “Property A”).

Section 1.02. Purchase Price. The purchase price for the Property (the “Purchase Price”) to be paid by Purchaser to Seller at Closing is Eight Million Two-Hundred Fifty Thousand Dollars and No Cents ($8,250,000.00). The Purchase Price shall be paid by Purchaser at Closing in immediately available federal funds.

Section 1.03. Deposit; Escrow Agent.

(a) Deposit. On July 6, 2026 Purchaser deposited with First American Title Insurance Company (“Escrow Agent” and “Title Company”) with an address at 666 Third Ave, 5th Floor, New York, NY 10017, Attention: Seth Holley, Email: seholley@firstam.com, an earnest money deposit in the amount of One Hundred Sixty-Two Thousand Five Hundred Dollars ($162,500.00) (such amount, the “Initial Deposit”; and the Initial Deposit, together with any and all interest earned thereon, the “Deposit”), which is held by the Escrow Agent under that certain Escrow Agreement, dated as of July 6, 2026 (the “Escrow Agreement”), among Seller, Purchaser and Escrow Agent. Each of Seller, Purchaser and Escrow Agent hereby agrees, that, as of the Effective Date, the Initial Deposit is now being held by Escrow Agent pursuant to this Agreement (and the Escrow Agreement is hereby terminated and no party thereto shall have any further obligations to any other party thereunder except for those obligations that are expressly stated to survive such termination).

(b) Intentionally omitted.

(c) Disposition of Deposit.

(i) Effective July 31, 2026, the Deposit is and shall be fully earned by Seller and non-refundable to Purchaser except as otherwise expressly provided in this Agreement. If the Closing occurs, the Deposit shall be applied against the Purchase Price. If this Agreement is terminated, Seller shall retain the Deposit; provided, however, that, notwithstanding anything herein to the contrary, the Deposit shall be returned to Purchaser if any of the following circumstances occur: (i) this Agreement is validly terminated by Purchaser pursuant to Section 2.01(b), (ii) any condition precedent to Purchaser’s obligation to close set forth in Section 5.01 has not been satisfied and such condition precedent is within the reasonable control of Seller, (iii) this Agreement is validly terminated by Purchaser pursuant to Section 7.01 or Section 6.01, (iv) the MIPA is validly terminated by Purchaser pursuant to Section 17.01 or Section 18.02 of the MIPA, (v) any condition precedent to Purchaser’s obligation to close set forth in Section 14.02 of the MIPA has not been satisfied and such condition precedent is within the reasonable control of MIPA Seller, (vi) [intentionally omitted] or (vii) a Material Adverse Discovery occurs and, subject to Seller receiving written notice thereof from Purchaser and the opportunity to cure the same on or prior to the fifth (5th) Business Day following the scheduled Closing Date, Purchaser elects to terminate this Agreement by giving written notice thereof to Seller within three (3) Business Days of the occurrence.

(ii) Notwithstanding anything to the contrary in this Agreement, any of the following that has a material adverse effect on Purchaser’s acquisition, development or use of Property A or Property B as a data center development shall constitute a “Material Adverse Discovery”:

(A)	the existence of a Title Objection or an Additional Title Objection affecting either Property A or Property B, or any material and adverse matter disclosed by the survey of Property A or Property B (other than an objection that is (y) a Permitted Encumbrance or (z) a lien, judgment and similar monetary encumbrance encumbering the Property A or Property B that can be removed by the payment by Seller or MIPA Seller, as applicable, at Closing of a liquidated sum of money);

(B)	a Phase I environmental site assessment procured within 30 days of the Effective Date for Property A or Property B (i) concludes on a reasonable basis that a recognized environmental condition (“REC”) exists or may exist on either Property A or Property B, which REC is not the subject of a no action letter (or the like) by the applicable governmental authority and has not been remediated in accordance with applicable law; or (ii) discloses a matter that has a material adverse effect on Purchaser’s acquisition, development or use of Property A or Property B as a data center development.

(C)	the existence of a material default by Seller under, or any material adverse change in the status, effectiveness, transferability or material terms of the Property A FEA; or

(D)	the Property B FEA (as defined in the MIPA) has not been executed and delivered as contemplated by Section 8.01(i) of the MIPA, or there has been any material adverse change in the status, effectiveness, transferability or material terms of the Property B FEA.

(d) Exclusivity. During the period from and after the Effective Date and expiring at 5:00 p.m., New York time, on August 30, 2026 (such period, the “Exclusivity Period”), Seller shall not (i) market, advertise, solicit offers for, or otherwise pursue any sale, lease, financing, joint venture, option, transfer or other transaction involving the Property or any portion thereof, (ii) respond to, negotiate with, provide information to, or enter into any agreement or understanding with, any person (other than Purchaser) regarding the Property or any portion thereof for the purpose of facilitating a transaction substantially similar to the transactions contemplated hereby, including under the MIPA, provided that Seller may notify other parties that Seller is engaged with a potential buyer and is currently in an exclusivity period, (iii) issue, solicit, encourage or accept any letter of intent, term sheet or other expression of interest regarding the Property or any portion thereof, (iv) allow any person (other than Purchaser and Purchaser’s representatives) to inspect, test, survey, value or diligence the Property or the related power rights (other than for the purpose of facilitating the transactions contemplated hereby, including under the MIPA), (v) modify, terminate, encumber, transfer, pledge, impair or relinquish any utility, interconnection, power delivery, zoning, entitlement, access or development right relating to the Property or (vi) take any action with respect to the Property that would reasonably be expected to impair Purchaser’s ability to acquire, develop or use the Property for Purchaser’s intended use of the Property as a data center.

(e) Escrow Agent. Escrow Agent is hereby engaged by the parties to act as escrow agent in connection with this Transaction. This Agreement shall be used as instructions to Escrow Agent, which may provide its standard conditions of acceptance of escrow; provided, however, that in the event of any inconsistency between such standard conditions of acceptance and the terms of this Agreement, the terms of this Agreement shall prevail. The Escrow Agent is authorized to pay, from any funds held by it for each party’s respective credit, all amounts necessary to procure the delivery of any documents and to pay, on behalf of Purchaser and Seller, all charges and obligations payable by them hereunder, respectively. Seller and Purchaser will pay all charges payable by them to the Escrow Agent. The Escrow Agent shall not cause the Transaction to close unless and until it has received written instructions from Purchaser and Seller to do so. The parties hereto agree to hold Escrow Agent harmless, from and against any and all liabilities, losses, damages, expenses and charges, including but not limited to, attorney’s fees and expenses of litigation, including those necessary to enforce this indemnification paragraph, which may be sustained or incurred by Escrow Agent and its agents under, or arising directly or indirectly out of, any claim, action, proceeding, or judgment arising from the Deposit, except to the extent caused by Escrow Agent’s gross negligence, willful misconduct or bad faith. In the event of a dispute between the parties to this Agreement, Escrow Agent shall be permitted in its sole discretion: (i) not to act unless pursuant to an order of a court, or (ii) to file a complaint in interpleader and deposit the Deposit with the court, less all out-of-pocket fees and expenses incurred by Escrow Agent, including attorneys’ fees. Upon so acting under clause (i) or (ii) of the immediately preceding sentence, Escrow Agent shall be released and forever discharged of all liability under the terms of this Agreement or with respect to the Deposit, except to the extent caused by Escrow Agent’s gross negligence, willful misconduct or bad faith. The Escrow Agent shall not be personally liable for any act it may do or omit to do hereunder as such agent, while acting in good faith and in the exercise of its own best judgment, and any act done or omitted by it pursuant to the advice of its own attorneys shall be conclusive evidence of such good faith. The Escrow Agent shall not be under any duty or obligation to ascertain the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver these instructions or any documents or papers or payments deposited or called for hereunder, assumes no responsibility or liability for the validity or sufficiency of these instructions or any documents or papers or payments deposited or called for hereunder, and shall have no obligation to interpret this Agreement or the MIPA.

Section 1.04. Prorations.

(a) Real Estate Taxes. The parties shall prorate the taxes and special assessments between Purchaser and Seller as of the Closing Date using procedures customary in the County and State in which the Real Property is located. Seller shall be responsible for the payment of all past due or delinquent real property taxes and assessments and payments for the Real Property from all years prior to the current tax year. Any taxes levied, whether prior to or after the Closing Date, under any supplemental tax roll for the Real Property applicable to the period prior to the Closing Date shall be paid by Seller and any such taxes applicable to the period from and after the Closing Date shall be paid by Purchaser, including any supplemental taxes or other increase in real property taxes due to the change of ownership to Purchaser. If Closing shall occur before the actual taxes and special assessments payable during such year are known, the proration of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year with no true up post-closing. Notwithstanding the foregoing, the parties’ respective obligations with respect to any rollback, recapture or similar taxes shall be governed by Section 4.01(p).

(b) Expenses of the Property. Seller and Purchaser agree that all utility charges and any operating expenses shall be apportioned at the Closing as of the close of business on the day immediately preceding the Closing Date.

Section 1.05. Transaction Costs. Except as otherwise provided herein, Seller and Purchaser agree that incidental closing costs shall be allocated in accordance with the customs of the county where the Property is located. Seller shall be responsible for the payment of (a) any and all transfer taxes and documentary stamp taxes, (b) all recording charges relating to the Transaction, other than recording charges associated with any mortgage in favor of Purchaser’s lender, (c) the cost of clearing any title exceptions that Seller is either obligated to cure hereunder or elects to cure and (d) 50% of Escrow Agent’s customary and reasonable escrow fees. Purchaser shall be responsible for the payment of (i) its due diligence costs and expenses, including the costs of reports, studies and investigations commissioned by Purchaser and all Survey charges, (ii) the premiums for its owner’s Title Policy and any endorsements thereto, as well as the premiums for any lender’s policy of title insurance, (iii) the payment of any recording charges associated with any mortgage in favor of Purchaser’s lender and any mortgage or intangibles tax associated with any indebtedness of Purchaser and (iv) 50% of Escrow Agent’s customary and reasonable escrow fees. Seller and Purchaser shall each be responsible for the payment of the fees and expenses of their respective legal counsel, accountants and other professional advisers. The provisions of this Section shall survive Closing or the expiration or termination of this Agreement for any reason.

ARTICLE II

DUE DILIGENCE

Section 2.01. Title Insurance.

(a) Title Commitments and Title Policy. Within two (2) Business Days after the Effective Date, Seller shall order a commitment for an owner’s policy of title insurance (the “Title Commitment”) with respect to the Real Property issued by the Title Company, for a Texas Owner’s Policy of Title Insurance, together with any endorsements and affirmative insurance that Purchaser may reasonably require (notice of such requirements to be delivered to Seller prior to completion of the title review process pursuant to Section 2.01(b)), in the amount of the Purchase Price and insuring fee simple ownership of the Real Property vested in Purchaser and subject only to Permitted Encumbrances (as defined in Section 2.01(d) below) as of the date and time of recordation of the Deed (such policy, the “Title Policy”); provided, however, that Seller’s only obligation in respect of the issuance of any extended coverage, any affirmative insurance or endorsements to the Title Policy shall be the provision of a title affidavit in a form reasonably acceptable to Seller and the Title Company. Seller shall cause the Title Commitment, copies of all instruments referenced therein as exceptions to title, and Seller’s survey of the Real Property (the foregoing materials, collectively, the “Title Package”) to be delivered to Purchaser with reasonable promptness after the same become available. Purchaser shall have the right to procure a new survey or an update of Seller’s survey of the Real Property (any such new survey or survey update, the “Survey”). The title review period under Section 2.01(b) shall commence upon Purchaser’s receipt of the Complete Title Package. The term “Complete Title Package” means, collectively, the Title Commitment, the Seller’s survey and copies of each exception document referenced in the Title Commitment in the form provided by the Title Company.

(b) Title Objections.

(i) Within ten (10) Business Days after Purchaser’s receipt of the complete Title Package, Purchaser shall notify Seller in writing of Purchaser’s objection to any exceptions or other title matters shown on the Title Commitment (each, a “Title Objection”) other than an exception or matter that constitutes a Permitted Encumbrance. Seller may respond to the Title Objection within five (5) Business Days thereafter indicating whether Seller, in its sole discretion, elects to cure any of the items set forth in the Title Objection, failing which response Seller shall be deemed to have refused to cure all matters set forth in the Title Objection. Any items Seller agrees in its sole discretion to cure shall be referred to herein as “Seller Cure Items.” If Seller does not agree (or is deemed not to have agreed) to cure any items set forth in the Title Objection, Purchaser may, as its sole remedy, terminate this Agreement by delivering written notice thereof to Seller within three (3) Business Days after Seller notifies Purchaser (or is deemed to have notified Purchaser) that it will not cure such items (in which event the Deposit shall be returned to Purchaser and neither party shall have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination) (it being agreed that if Purchaser does not timely deliver a termination notice as aforesaid Purchaser shall be deemed to have elected to waive such Title Objections and proceed to Closing without a reduction in the Purchase Price). If any Seller Cure Item is not removed or otherwise resolved by Seller to Purchaser’s reasonable satisfaction (subject to the cure right in Article VI) on or before the Closing Date, Purchaser may, as its sole remedy, terminate this Agreement by written notice to Seller on or before the Closing Date, in which event the Deposit shall be returned to Purchaser and neither party shall have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination. Seller shall be obligated to remove (i) any mortgage, deed of trust, judgment lien, mechanics’ or materialmen’s lien, delinquent tax or assessment, or other monetary lien affecting the Real Property that may be removed by the payment of a sum of money, other than real estate taxes and assessments not yet due and payable, and (ii) any title exception created by Seller on or after the Effective Date without Purchaser’s prior written consent; provided that Seller may satisfy any such obligation from the Purchase Price proceeds at Closing. Seller shall not be obligated to cure any exception to or encumbrance on title created by Purchaser, and Purchaser shall in all cases be obligated to cure or remove the same on demand (which obligation shall survive the expiration or termination of this Agreement).

(ii) If any supplement to the Title Commitment discloses any additional title defects which are not Permitted Encumbrances, were not created by or with the consent of Purchaser, and are not acceptable to Purchaser, Purchaser shall notify Seller in writing of its objection thereto (each, an “Additional Title Objection”) within five (5) Business Days following receipt of such supplement or revision. Seller may respond to any such Additional Title Objection within five (5) Business Days thereafter indicating whether Seller, in its sole discretion, elects to cure any of the items set forth in such Additional Title Objection, failing which response Seller shall be deemed to have refused to cure all matters set forth in such Additional Title Objection. Any items Seller agrees in its sole discretion to cure shall be referred to herein as “Additional Seller Cure Items.” If Seller does not agree (or is deemed not to have agreed) to cure any items set forth in any Additional Title Objection, Purchaser may, as its sole remedy, terminate this Agreement by delivering written notice thereof to Seller within three (3) Business Days after Seller notifies Purchaser (or is deemed to have notified Purchaser) that it will not cure such items (in which event the Deposit shall be returned to Purchaser and neither party shall have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination) (it being agreed that if Purchaser does not timely deliver a termination notice as aforesaid Purchaser shall be deemed to have elected to waive such Additional Title Objections and proceed to Closing without a reduction in the Purchase Price). If any Additional Seller Cure Item is not removed or otherwise resolved by Seller to Purchaser’s reasonable satisfaction (subject to the cure right in Article VI) on or before the Closing Date, Purchaser may, as its sole remedy, terminate this Agreement by written notice to Seller on or before the Closing Date, in which event the Deposit shall be returned to Purchaser and neither party shall have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination.

(iii) Purchaser’s failure to timely deliver a Title Objection or an Additional Title Objection, or to timely terminate this Agreement with respect to a Title Objection or Additional Title Objection that is not a Seller Cure Item or Additional Seller Cure Item, shall be deemed Purchaser’s acceptance of the applicable matter disclosed by the Title Commitment, and such matter shall thereafter be deemed a Permitted Encumbrance. If Purchaser does not terminate this Agreement by reason of a Title Objection or Additional Title Objection to the extent permitted under this Section 2.01, such objection shall be deemed waived and approved by Purchaser and shall thereafter be deemed a Permitted Encumbrance.

(c) Intentionally omitted.

(d) Permitted Encumbrance. The term “Permitted Encumbrance” means each of the following: (i) the lien of any real estate taxes, water and sewer charges, common charges, or the like, not yet due and payable, (ii) those recorded easements, restrictions and encumbrances set forth as exceptions in the Title Commitment or the Title Policy and approved or deemed approved by Purchaser under this Agreement, (iii) [intentionally omitted], (iv) any state of facts that a current accurate survey might show as of the Closing, provided that such state of facts does not materially and adversely affect Purchaser’s intended use of Property as a data center, (v) present and future zoning laws, ordinances, resolutions and regulations affecting Property A, (vi) variations between tax lot lines and record lines and (vii) Seller’s right to occupy the Property in accordance with Section 7.20 hereof. Notwithstanding the foregoing, for the avoidance of doubt, the term “Permitted Encumbrances” shall not include any Seller Cure Item or Additional Seller Cure Item.

Section 2.02. Due Diligence Materials. Prior to the Effective Date, Seller delivered to Purchaser the items described on Exhibit G hereto to the extent the same exist and are in Seller’s possession (collectively, the “Due Diligence Materials”).

Section 2.03. Inspections. During the period from and after the Effective Date until the expiration of the Exclusivity Period or earlier termination of this Agreement (such period, the “Inspection Period”), time being of the essence, subject to the rights of Seller, Purchaser and its agents, consultants, lenders and representatives shall have the right to enter the Property for the purposes of inspecting the Property, making surveys, and conducting any other investigations and inspections as Purchaser may reasonably require to assess the condition and suitability of the Property; provided, however, that each such inspection or examination of the Property shall take place at such times as are mutually satisfactory to Seller; provided, further, that Purchaser may not conduct any invasive testing or inspections without the express prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed). On or prior to the Effective Date, Seller and Purchaser executed and delivered that certain right of entry agreement in the form attached hereto as Exhibit I. Seller may have a representative present during any and all examinations, inspections and/or studies on the Property. Purchaser shall not: (i) interfere with the business of Seller conducted at the Property or disturb the use or occupancy of any occupant of the Property other than, in each case, to a de minimis extent, or (ii) damage the Property. Purchaser shall indemnify and hold Sellers, their officers, shareholders, partners, members, directors, and employees (collectively, the “Seller Related Parties”) harmless from and against any and all claims or damages to the extent resulting from the activities of Purchaser and its agents and designees on the Property, except to the extent the same are attributable to (y) the gross negligence or willful misconduct of Seller, or (z) the mere discovery of Hazardous Materials on or about the Property (but, for the avoidance of doubt, such exception shall not apply to the extent Purchaser’s or its contractor’s or agent’s acts or omissions exacerbate any such condition). Seller’s right to inspect the Property shall be subject to the rights of any person in possession thereof. To the extent the same is within the reasonable control of Seller, Seller shall endeavor to have each person in possession of the Property cooperate with Purchaser in connection with any inspections of the Property by Purchaser or its contractors or agents. Purchaser shall repair (or reimburse Seller for the cost of repairing) any damage (including crop damage) caused to the Property by Purchaser or its agents, consultants, lenders and representatives, which obligation shall survive termination of this Agreement or, if applicable, the Closing. Purchaser shall maintain and cause its agents, consultants, lenders and representatives to maintain (a) casualty insurance and commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $2,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) worker’s compensation insurance for all of their respective employees. Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 2.03 to the Seller (in the form of a certificate of insurance with ***and Seller named as additional insureds) two (2) business days prior to Purchaser’s or Purchaser’s agent’s entry onto the Property. The Purchaser’s obligations under this Section 2.03 shall survive Closing or the expiration or termination of this Agreement. If Seller fails to deliver any Due Diligence Material required to be delivered pursuant to Section 2.02 within two (2) Business Days following the Effective Date, the Inspection Period shall be automatically extended on a day-for-day basis for each day after such deadline until such Due Diligence Material is delivered to Purchaser. In addition, if Seller delivers any material Due Diligence Material fewer than five (5) Business Days before the then-scheduled expiration of the Inspection Period, the Inspection Period shall be automatically extended until the date that is five (5) Business Days after Purchaser’s receipt thereof.

Section 2.04. Purchaser’s Right to Terminate. In addition to any other rights of Purchaser to terminate this Agreement set forth herein, Purchaser may terminate this Agreement for any reason or no reason by giving Seller written notice thereof, whereupon (y) except as otherwise provided in Section 1.03(c)(i), Seller shall retain the Deposit and (z) neither party shall have any further obligations or liability to the other hereunder, except for those obligations expressly stated to survive such termination.

ARTICLE III

CLOSING

Section 3.01. Closing Date. Subject to satisfaction of the conditions precedent set forth in Article V of this Agreement, the closing date (the “Closing Date”) for the consummation of the Transaction contemplated by this Agreement (the “Closing”) shall be September 10, 2026; provided, however, that such date (y) shall be extended (I) as reasonably necessary to complete the title and survey review, objection and cure processes under the MIPA and this Agreement (but in no event shall such date be extended by more than thirty (30) days) and (II) to allow for the cure of any Material Adverse Discovery, or (z) shall be such earlier or later date as the parties may agree in writing. The Closing shall occur concurrently with the closing of the MIPA Transaction. The parties shall deposit with the Escrow Agent all documents (including without limitation, the executed Transaction Documents) as necessary to comply with the parties’ respective obligations hereunder on or before the Closing Date or as otherwise mutually agreed upon by the parties. The parties shall deposit all funds required hereunder with the Escrow Agent on or before the Closing Date.

Section 3.02. “AS IS” Sale.

(a) Purchaser hereby represents and agrees that it has or will have thoroughly inspected the Property, including but not limited to physical and environmental conditions thereof, to the extent deemed necessary by it in order to enable it to evaluate the purchase of the Property. PURCHASER HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT PURCHASER IS RELYING SOLELY UPON THE INSPECTION, EXAMINATION, AND EVALUATION OF THE PROPERTY BY PURCHASER AND THAT PURCHASER IS PURCHASING THE PROPERTY ON AN “AS IS, WHERE IS” AND “WITH ALL FAULTS” BASIS, AND WITHOUT REPRESENTATIONS, WARRANTIES AND COVENANTS, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE (OTHER THAN ANY REPRESENTATIONS, WARRANTIES OR COVENANTS EXPRESSLY SET FORTH HEREIN). THE EXPRESS INTENTION OF PURCHASER AND SELLER IS THAT PURCHASER SHALL PURCHASE THE PROPERTY FROM SELLER WITHOUT ANY REPRESENTATIONS, WARRANTIES OR COVENANTS, EXPRESS OR IMPLIED, FROM OR OF SELLER, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN. Without limiting the foregoing, Purchaser acknowledges that no representations or warranties have been made or are made by Seller to (i) the condition or state of repair of the Property, (ii) the compliance or non-compliance of the Property with any applicable laws, (iii) the value, expense of operation, or income potential of the Property, (iv) any other fact or condition which has or might affect the Property. PURCHASER HEREBY WAIVES AND RELINQUISHES ALL RIGHTS AND PRIVILEGES ARISING OUT OF, OR  WITH RESPECT OR IN RELATION TO, ANY REPRESENTATIONS, WARRANTIES AND COVENANTS, WHETHER EXPRESS OR IMPLIED, WHICH MAY HAVE BEEN MADE OR GIVEN, OR WHICH MAY BE DEEMED TO HAVE BEEN MADE OR GIVEN, BY SELLER OR ANY SELLER REPRESENTATIVE (OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN, OR ANY COVENANTS THAT ARE STATED TO SURVIVE THE CLOSING). The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives in respect of the Property or the transactions contemplated hereby are merged in this Agreement.

(b) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXCLUDED FROM THE TRANSACTION CONTEMPLATED HEREBY, AS ARE ANY WARRANTIES ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 4.01. Seller. Seller represents and warrants to Purchaser, as of the Effective Date, as follows:

(a) Organization and Authority. Seller is validly existing and in good standing under the laws of its state of formation, and is qualified as a foreign limited liability company to do business in any jurisdiction where such qualification is required. Seller has all requisite power and authority to own and operate the Property, to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents, and to carry out the Transaction. The Person who has executed this Agreement on behalf of Seller has been duly authorized to do so.

(b) Enforceability of Documents. Upon execution by Seller, this Agreement and the other Transaction Documents to which it is a party, shall constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c) No Conflicts. The authorization, execution, delivery and performance of this Agreement and the other Transaction Documents will not (i) violate any provisions of the charter documents of Seller, (ii) result in a violation of or a conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under any other document, instrument or agreement to which Seller is a party or by which Seller, the Property or any of the property of Seller are subject or bound, (iii) result in the creation or imposition of any Lien, restriction, charge or limitation of any kind, upon Seller or the Property, or (iv) violate any law, statute, regulation, rule, ordinance, code, rule or order of any court or governmental authority applicable to Seller or the Property. Seller has received no written notice of any violation of any law, ordinance or regulation applicable to the Property.

(d) No Consents. No consent or approval of any third party (including, without limitation any governmental authority) is or was required in connection with Seller’s execution and delivery of this Agreement or its consummation of the transaction contemplated herein.

(e) Leases. Except for the Farm Lease, there are no leases, licenses, crop arrangements, grazing arrangements, occupancy agreements or other agreements or understandings, whether written or oral, granting any Person the right to use, possess, cultivate, harvest crops from or otherwise occupy any portion of the Property.

The parties agree that, except for any crop-loss or crop-damage caused by Purchaser, its affiliates or any of its or their respective employees, contractors or agents, Seller shall be solely responsible for any crop-loss, crop-damage or similar payment or lien arising from the termination of the Farm Lease. The foregoing obligation shall survive Closing.

(f) Service Contracts. Other than those contracts set forth on Exhibit H, there are no service, maintenance or management contracts affecting the Property (each, a “Service Contract”), the terms of which will continue after the Closing Date. Seller shall terminate the Service Contracts set forth on Exhibit H prior to the expiration of the Removal Period (as defined in Section 7.20). Seller has delivered to Purchaser true, correct and complete copies of all Service Contracts, including all amendments, extensions and supplements thereto, and no oral Service Contract will survive Closing.

(g) Condemnation. No condemnation or eminent domain proceedings affecting the Property have been commenced or, to Seller’s knowledge (it being agreed that in reference to Seller “knowledge” shall mean the actual, conscious knowledge of either *** and *** without duty of inquiry or personal liability), are contemplated.

(h) Environmental. To Seller’s knowledge, except as may be disclosed in the Due Diligence Materials, the Property is not in violation of any Hazardous Materials Laws and there is no past or present non-compliance with Hazardous Materials Laws, or with permits issued pursuant thereto, in connection with the Property.

(i) Litigation. There is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or involving or, to the Seller’s knowledge, threatened in writing against Seller with respect to the Property.

(j) Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Neither Seller nor (to Seller’s knowledge) any affiliate of Seller (i) (A) is currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order number 13224, 66 Federal Register 49079 (September 25, 2001) (the “Order”), (B) is listed on any other list of terrorists or terrorist organizations maintained pursuant to the Order, the rules and regulations of the OFAC or any other applicable requirements contained in any enabling legislation or other executive orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively in this subsection called the “Orders”), (C) is engaged in activities prohibited under the Orders, or (D) has been convicted, pleaded no lo contendere, indicted, arraigned or detained in custody on charges involving money laundering, and (ii) is a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States.

(k) Solvency. There is no contemplated, pending or threatened bankruptcy, insolvency or similar proceedings, whether voluntary or involuntary, affecting the Seller, or to Seller’s knowledge, any of their respective members, partners, shareholders, or affiliates.

(l) Possession. To Seller’s knowledge, no Person has any unrecorded purchase right, option, right of first refusal, possessory right or other right to acquire or occupy any portion of the Property, except for (y) the tenant under the Farm Lease and (z) Purchaser under this Agreement.

(m) Due Diligence Materials. To Seller’s knowledge, the Due Diligence Materials delivered or made available to Purchaser include all material documents and information in Seller’s possession or control relating to the ownership, condition and development of Property A.

(n) Property A FEA. Seller has delivered to Purchaser a true, correct and complete copy of the Property A FEA, including all amendments, supplements, exhibits and schedules thereto and any material notices received thereunder. To Seller’s knowledge, the Property A FEA is valid and in full force and effect. Seller has performed in all material respects all obligations required to be performed by Seller under the Property A FEA. Neither Seller nor, to Seller’s knowledge, *** has given or received any written notice of breach, default, termination, suspension, modification, dispute or claim under the Property A FEA. To Seller’s knowledge, no event has occurred that, with notice, the passage of time or both, would constitute a material breach or default thereunder. The Property A FEA has not been amended, modified, terminated, waived, assigned or supplemented except as disclosed to Purchaser in writing; provided, however, that at the request of Purchaser Seller transferred the Property A FEA to *** LLC, a Delaware limited liability company, prior to the Closing Date.

(o) Utility and Development Rights. Seller has not sold, assigned, transferred, pledged, encumbered, relinquished or impaired any right of Seller under the Property A FEA or any utility, access, easement, interconnection, power-delivery, zoning, entitlement or development right relating to Property A. To Seller’s knowledge, no governmental authority, utility provider or other Person has delivered written notice that any such right has been revoked, suspended, materially limited or challenged.

(p) Property Taxes and Agricultural Valuation. There are no pending proceedings to reassess the Property or written notices of any special assessment affecting the Property, except as disclosed in the Due Diligence Materials. Purchaser shall be responsible for any and all rollback, recapture or similar taxes and charges arising from any cessation of agricultural use of the Property or the termination of the Farm Lease.

All representations and warranties of Seller made in this Section 4.01 shall be deemed to have been made again as of the Closing Date. The Fundamental Representations shall survive until the expiration of the applicable statute of limitations, and all other representations and warranties shall survive until the twelve (12) month anniversary of the Closing Date. Any claim asserted by Purchaser in a written notice delivered to Seller before expiration of the applicable survival period shall survive until such claim is finally resolved. The representations and warranties set forth in Section 4.01 (a), (c), (d), (i), (k), (l), (n), and (o) are referred to herein as the “Fundamental Representations.” Except in the case of Seller’s fraud, intentional misrep-resentation, or willful misconduct, Seller’s maximum aggregate liability for breaches of representations and warranties other than Fundamental Representations shall not exceed $288,750.00, and Seller’s maximum aggregate liability for breaches of Fundamental Representations shall not exceed ten percent (10%) of the Purchase Price. The Basket shall not apply to any breach of a Fundamental Representation or any matter stemming from Seller’s fraud, intentional misrepresentation, or willful misconduct. For claims to which the Basket applies, no claim may be made against Seller unless the aggregate of all out-of-pocket damages incurred by Purchaser exceeds $25,000.00 (the “Basket”), and then only to the extent such damages exceed the Basket. The liability limitation and Basket set forth in this Agreement apply only to claims under this Agreement and are independent of any liability limitation or basket under the MIPA; provided that Pur-chaser shall not recover more than once under this Agreement and the MIPA for the same loss, liability or damage. If prior to the Closing Date, Seller or Purchaser obtains knowledge of facts or circumstances that render or reasonably may render any of Seller’s representations or warranties set forth in this Agreement inaccurate, Seller or Purchaser, as applicable, shall promptly notify the other by written notice specifying the facts creating or likely to render such representations and warranty inaccurate. If any inaccuracy is material, Purchaser shall have the right to terminate this Agreement by giving written notice thereof within three (3) Business Days, whereupon the parties shall jointly instruct the Escrow Agent to promptly return the Deposit to Purchaser and neither party shall have any further liability or obligation to the other party hereunder except for such liabilities or obligations as are expressly stated to survive termination of this Agreement. Except for any Seller breach of the representations or warranties that results from Seller’s fraud, intentional misrepresentation or willful misconduct, Seller shall not be liable to Purchaser for any represen-tation or warranty which is untrue at the time of Closing and with respect to which Purchaser had actual knowledge thereof at that time.

To provide support for any potential claims asserted during the applicable survival period by Purchaser against Seller after Closing pursuant to this Agreement, Seller shall deposit at Closing Two Hundred Ten Thousand Dollars ($210,000.00) of the Purchase Price with the Title Company, as escrow agent, pursuant to a holdback escrow agreement (the “Holdback Escrow Agreement”) substantially in the form of Exhibit K hereto. The holdback shall be released to Seller on the first anniversary of the Closing Date, less any amount subject to a claim asserted by Purchaser before such date in accordance with the terms hereof, which amount shall remain in escrow until such claim is finally resolved.

Except for damages payable to a third party, in no event shall either party be liable to the other hereunder for punitive, consequential, special or indirect damages or lost revenue, lost profits or the like.

Section 4.02. Purchaser. Purchaser represents and warrants to, and covenants with, Seller as follows:

(a) Organization and Authority. Purchaser is duly organized, validly existing and in good standing under the laws of its state of formation. Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents to which it is a party and to carry out the Transaction. The Person who has executed this Agreement on behalf of Purchaser has been duly authorized to do so.

(b) Enforceability of Documents. Upon execution by Purchaser, this Agreement and the other Transaction Documents to which it is a party, shall constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c) Litigation. There are no actions or proceedings pending against or involving Purchaser before any governmental authority which in any way adversely affect or may adversely affect Purchaser or Purchaser’s ability to perform under this Agreement and the other Transaction Documents to which it is a party.

(d) Compliance with Anti-Terrorism, Embargo, Sanctions and Anti- Money Laundering Laws. Neither Purchaser nor (to Purchaser’s knowledge) any affiliate of Purchaser (i) (A) is currently identified on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order, (B) is listed on any other list of terrorists or terrorist organizations maintained pursuant to the Orders, (C) is engaged in activities prohibited under the Orders, or (D) has been convicted, pleaded no lo contendere, indicted, arraigned or detained in custody on charges involving money laundering, and (ii) is a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States.

(e) Compliance with Texas Prohibition on certain Foreign Ownership. Purchaser is not, and for the duration of this Agreement will not become, either a designated country or entity that is subject to prohibition on purchase or acquisition of real property as codified by Title 2, Texas Property Code, Chapter 5, Subchapter H (2025) or any subsequent amendment thereto.

(f) Satisfaction of Conditions Precedent. From the Effective Date through the Closing Date, Purchaser agrees to use commercially reasonable efforts to satisfy the conditions set forth in Section 5.02 that are within Purchaser’s control on or prior to the Closing Date.

All representations and warranties of Purchaser made in this Section 4.02 shall be deemed to have been made again as of the Closing Date, and shall survive Closing until the 180th day following the Closing Date.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

Section 5.01. Purchaser’s Conditions to Closing. Purchaser shall not be obligated to close until each of the following conditions has been satisfied (or waived by Purchaser in writing):

(a) Purchaser or the Escrow Agent, as applicable, shall have received each of the following items:

(i) A special warranty deed in the form attached hereto as Exhibit D (the “Deed”), duly executed by Seller and in recordable form;

(ii) [intentionally omitted];

(iii) Seller shall have delivered to Purchaser written confirmation of termination of the Farm Lease executed by the tenant, or if the tenant is unwilling or otherwise fails to execute such confirmation, a written certification by Seller confirming that the Farm Lease has been terminated;

(iv) A duly executed affidavit from Seller as to matters under the Federal Foreign Investment in Real Property Tax Act of 1980 and 1984 Tax Reform Act;

(v) Seller shall have delivered to the Title Company such documents, including organizational documents and resolutions, evidencing the legal status and good standing of Seller that the Title Company reasonably requires be delivered to it in connection with the issuance of the Title Policy;

(vi) A duly executed owner’s affidavit for the benefit of the Title Company in form and substance reasonably sufficient for the Title Company to issue the Title Policy;

(vii) A certificate executed by an authorized representative of Seller, dated as of the Closing Date, certifying that (A) each of the representations and warranties of Seller set forth in Section 4.01 is true and correct in all material respects as of the Closing Date as though made on the Closing Date, except for representations expressly made as of an earlier date, which shall be true and correct in all material respects as of such earlier date, and (B) Seller has performed and complied in all material respects on or before the Closing Date with all covenants required to be performed by it on or before the Closing Date.

(viii) The settlement statement executed by Seller; and

(ix) All other documents required to be delivered by this Agreement or the other Transaction Documents or as may otherwise be reasonably required by the Escrow Agent or the Title Company in order to fully and legally close this Transaction in accordance with the terms hereof, including without limitation (if applicable) any transfer tax or intangibles tax forms;

(b) Purchaser shall have received the Title Company’s irrevocable commitment to issue the Title Policy at Closing in the form and with the coverage required by this Agreement, subject only to the Permitted Encumbrances; provided, however, that, if the Title Company is unable or unwilling to issue the Title Policy, Purchaser shall not be entitled to refuse to close if another nationally recognized title insurance company licensed to do business in Texas, reasonably acceptable to Purchaser and of a standing comparable to Fidelity National Title Insurance Company or Old Republic National Title Insurance Company, is irrevocably committed to issue the Title Policy in substantially the same form and with substantially the same coverage required by this Agreement;

(c) Each of the representations and warranties of Seller set forth in Section 4.01 is true and correct in all material respects as of the Closing Date as though made on the Closing Date, except for representations expressly made as of an earlier date, which shall be true and correct in all material respects as of such earlier date, and Seller has performed and complied in all material respects on or before the Closing Date with all covenants required to be performed by it on or before the Closing Date;

(d) The MIPA Transaction shall close concurrently with the Closing; provided, however, that Purchaser shall not be entitled to rely upon the failure of this condition if the MIPA Transaction fails to close as a result of any default, breach, act or omission of Purchaser or any of its affiliates;

(e) From the Effective Date through the Closing Date, no governmental authority, utility provider or other authority having jurisdiction over Property A shall have enacted, imposed, adopted, issued or made effective any moratorium, restriction, prohibition, suspension, order, policy or similar measure that materially impairs or prohibits (i) the development or use of Property A as a data center or (ii) the continued effectiveness, transfer or exercise of the material rights under the Property A FEA; and

(f) *** shall have confirmed in writing, in form and substance reasonably satisfactory to Purchaser, that the Property A FEA is in full force and effect and in good standing, that the Transaction will not terminate, reduce or materially impair the full 15,000 kW Contract kW and associated capacity under the Property A FEA, and that the Property A FEA may be assigned to Purchaser following Closing without termination, reduction or material impairment of such Contract kW and associated capacity.

On or before 1 p.m., New York time, on the Closing Date, Purchaser shall deposit funds necessary to close this Transaction with the Escrow Agent and this Transaction shall close in accordance with the terms and conditions of this Agreement. Unless otherwise agreed, all of the documents to be delivered at Closing shall be dated as of the Closing Date.

Section 5.02. Seller’s Conditions Precedent to Closing. Seller shall not be obligated to close the Transaction until each of the following conditions has been satisfied (or waived by Seller in writing):

(a) Purchaser shall have delivered to the Escrow Agent the Purchase Price, as adjusted pursuant to the terms of this Agreement;

(b) Purchaser shall have executed and delivered to the Escrow Agent counterparts to each Transaction Document to which it is a party;

(c) The settlement statement executed by Purchaser;

(d) Purchaser shall have delivered to the Title Company such other documents as may reasonably be required by the Escrow Agent or Title Company in order to fully and legally close this Transaction;

(e) All representations and warranties of Purchaser set forth herein shall have been true and correct in all respects when made, and all covenants, agreements and conditions required to be performed or complied with by Purchaser prior to or at the time of Closing in connection with the Transaction shall have been duly performed or complied with by Purchaser prior to or at such time or waived in writing by Seller; and

(f) The MIPA Transaction shall close concurrently with the Closing; provided, however, that Seller shall not be entitled to rely upon the failure of this condition if the MIPA Transaction fails to close as a result of any default, breach, act or omission of Seller, the MIPA Seller, *** or any of their respective affiliates.

ARTICLE VI

DEFAULTS

Section 6.01. Default by Seller. If the sale of the Property to Purchaser is not consummated because of a default by Seller under this Agreement or a default by the MIPA Seller under the MIPA, or because of any failure of a condition precedent to Purchaser’s obligation to close hereunder (which condition precedent is within the reasonable control of Seller), after a period of five (5) Business Days (or, if the default or failure of condition is the result of a delay in *** countersigning the Property B FEA after timely execution and delivery by ***, thirty (30) days) during which Seller shall have the opportunity to cure the default or satisfy the condition, provided that Purchaser is otherwise ready, willing and able to consummate the transactions contemplated by this Agreement and the MIPA, Purchaser shall be entitled, as Purchaser’s sole and exclusive remedies, to either (x) waive such default or condition and proceed to Closing in accordance with the terms and provisions hereof, (y) terminate this Agreement by giving written notice thereof, whereupon the parties shall jointly instruct the Escrow Agent to promptly return the Deposit to Purchaser and neither party shall have any further liability or obligation to the other party hereunder except for such liabilities or obligations as are expressly stated to survive termination of this Agreement or (z) seek specific performance of Seller’s obligation to convey the Property in accordance with the terms of this Agreement (provided any action for specific performance must be commenced on or before the thirtieth (30th) day following the scheduled Closing Date).

Section 6.02. Default by Purchaser. Purchaser acknowledges that Seller, by entering into this Agreement, will be foregoing other opportunities to sell the Property, and Seller will only enter into this Agreement if the Deposit is paid to Seller as liquidated damages in the event the Closing does not occur due to Purchaser’s default hereunder or under the MIPA or any failure of a condition precedent to Purchaser’s or Seller’s obligation to close hereunder or under the MIPA (other than the failure of a condition precedent to Seller’s obligation to close within Seller’s reasonable control). If the sale of the Property to Purchaser is not consummated because of a default by Purchaser under this Agreement or the MIPA, or because of any failure of a condition precedent to Purchaser’s or Seller’s obligation to close hereunder or under the MIPA (other than (y) the failure of a condition precedent to Seller’s obligation to close within Seller’s reasonable control or (z) in the case of the MIPA, the failure of a condition precedent to MIPA Seller’s obligation to close within MIPA Seller’s reasonable control), after a period of five (5) Business Days during which Purchaser shall have the opportunity to cure default or satisfy the condition, Seller shall be entitled to terminate this Agreement by giving written notice thereof to Purchaser and retain the Deposit as liquidated damages as Seller’s exclusive remedy for such default or failure. The parties agree that it would be impracticable and extremely difficult to ascertain the actual damages suffered by Seller under any such circumstances, and that under the circumstances existing as of the date hereof the liquidated damages provided for in this Section 6.02 represent a reasonable estimate of the damages which Seller will incur as a result of such failure. The parties acknowledge that the payment of such liquidated damages is not intended as a forfeiture or penalty, but is intended to constitute liquidated damages to Seller.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Risk of Loss.

(a) Condemnation. If, prior to Closing, action is initiated or threatened in writing to take the Property, or any portion thereof, or any access, utility, power, interconnection or other right appurtenant thereto, by eminent domain proceedings or by deed in lieu thereof, and such taking would materially impair the value, use, access, development or operation of the Property for Purchaser’s intended use of the Property as a data center campus and related infrastructure, Purchaser may elect at or prior to Closing to (i) terminate this Agreement, in which event the Deposit shall be promptly returned to Purchaser and neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination, or (ii) proceed to close, in which event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at Closing, any award received by Seller before Closing shall be credited against the Purchase Price, and there shall otherwise be no reduction in the Purchase Price. Seller shall not settle or compromise any such proceeding or convey any interest in lieu of condemnation without Purchaser’s prior written consent.

(b) Casualty. Seller assumes all risks and liability for damage to or injury occurring to any of the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If, prior to Closing, any material portion of the Property or any improvements or other items required to remain on or be delivered with the Property in accordance with the Delivery Condition is damaged by fire or other casualty, and Seller, at its sole option, does not elect to repair such damage and complete such repair on or before the Closing Date so that the affected portion is restored to substantially the same condition existing immediately prior to such casualty, Purchaser may elect, at or prior to Closing, to (i) terminate this Agreement, in which event neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination, or (ii) consummate the Closing, in which event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage (less an amount equal to any expense and costs reasonably incurred by Seller to repair or restore the Property, which shall be payable to Seller upon Seller’s delivery to Purchaser of satisfactory evidence thereof), to the extent that the amount of such insurance does not exceed the Purchase Price, shall be assigned to Purchaser at Closing, and Purchaser shall be entitled to a credit in the amount of Seller’s deductible and any other uninsured amounts at Closing.

(c) Maintenance of the Property and Insurance. From the Effective Date until Closing, Seller shall continue to maintain the Property or use commercially reasonable efforts to cause the Property to be maintained in good condition and repair, and shall continue to maintain, or cause to be maintained, all insurance for the Property currently carried by Seller as of the Effective Date.

Section 7.02. Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Agreement (collectively called “Notices”) shall be in writing and given by (a) hand delivery, (b) express overnight delivery service, (c) email transmission, or (d) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (i) receipt, if hand delivered, (ii) the next Business Day, if delivered by a reputable express overnight delivery service, (iii) receipt of confirmation of email, if delivered by email, or (iv) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or email addresses, as applicable) specified below:

If to Purchaser:	AIB Data Centers, Inc.
1540 Broadway, Suite 1010, New York, NY 10036
Attention: Jerry Tang, CEO
jerry.tang@aib.us

With a copy to:

Greenberg Traurig, P.A.
333 S.E. 2nd Avenue, Suite 4400
Miami, Florida 33131
Attention: Josh Forman, Esq. and Melissa Groisman, Esq. Email:Josh.Forman@gtlaw.com; Melissa.Groisman@gtlaw.com

If to Seller:	***
Attention: ***
	Email:	***

With a copy to:

The Hornbaker Law Firm, LLC 745 Fifth Avenue, Suite 500 New York, New York 10151 Attention: Thomas Hornbaker
	Email:	thornbaker@hornbakerlaw.com

or to such other address or such other Person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above. Whenever in this Agreement the giving of Notice is required, the giving thereof may be waived in writing at any time by the Person or Persons entitled to receive such Notice.

A copy of any Notice delivered pursuant to this Section shall also contemporaneously be delivered in the manner herein specified to any mortgagee or assignee of Purchaser’s interest which shall have duly notified Seller in writing of its name and address.

Section 7.03. Assignment. Purchaser shall not, without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion, assign or otherwise transfer any of Purchaser’s rights under this Agreement. Notwithstanding the foregoing, Purchaser may, without Seller’s consent, assign this Agreement in whole or in part to (i) an affiliate, subsidiary or parent of Purchaser or any entity controlling, controlled by or under common control with Purchaser, (ii) a special-purpose entity or other acquisition vehicle designated by Purchaser to acquire the Property or consummate either Linked Transaction, or (iii) a lender or financing source as collateral security, in each case upon written notice to Seller not later than three (3) Business Days prior to Closing. No such assignment shall constitute a novation or release Purchaser from its obligations under this Agreement unless Seller expressly agrees otherwise in writing.

Section 7.04. Brokerage Commission. Each of the parties represents and warrants to the other that it has not dealt with, negotiated through or communicated with, any broker in connection with this Transaction. Each party shall indemnify, defend and hold harmless the other party from and against any and all claims, loss, costs and expenses, including reasonable attorneys’ fees, resulting from any claims that may be made against the indemnified party on account of the foregoing representation by the indemnifying party being inaccurate. The parties’ respective obligations under this Section 7.04 shall survive Closing or the expiration or termination of this Agreement.

Section 7.05. Reporting Requirements. The parties agree to comply with any and all reporting requirements applicable to the Transaction which are set forth in any law, statute, ordinance, rule, regulation, order or determination of any governmental authority, and further agree upon request, to furnish the other party with evidence of such compliance.

Section 7.06. Public Disclosure. Except as required by law or judicial action, regardless of whether the Closing shall have occurred, neither Seller nor Purchaser will make any public disclosure of this Agreement, the Transaction or the terms thereof or the consummation thereof, without the prior written consent of the other party hereto. The parties’ respective obligations under this Section 7.06 shall survive Closing or the expiration or termination of this Agreement.

Section 7.07. Time is of the Essence. The parties hereto expressly agree that time is of the essence with respect to the performance by each party of its obligations under this Agreement.

Section 7.08. Waiver and Amendment. No provision of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

Section 7.09. Limitation on Liability. There shall be absolutely no personal liability on the part of any director, officer, manager, member, employee or agent of either party with respect to any of the terms, covenants and conditions of this Agreement. Each party waives all claims, demands and causes of action against the other party’s directors, officers, managers, members, employees and agents in the event of any breach by such other party of any of the terms, covenants and conditions of this Agreement. Each party shall look solely to the assets of the other party for the satisfaction of each and every remedy in the event of any breach of any of the terms, covenants and conditions of this Agreement, such exculpation of liability to be absolute and without any exception whatsoever.

Section 7.10. Construction Generally. This is an agreement between parties who are experienced in sophisticated and complex matters similar to the Transaction and the other Transaction Documents, is entered into by both parties in reliance upon the economic and legal bargains contained herein and therein, and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party.

Section 7.11. Further Assurances. Each of the parties agrees, whenever and as often as reasonably requested so to do by the other party or the Escrow Agent or the Title Company, to execute, acknowledge, and deliver, or cause to be executed, acknowledged, or delivered, any and all such further conveyances, assignments, confirmations, satisfactions, releases, instruments, or other documents as may be necessary, expedient or proper, in order to complete any and all conveyances, transfers, sales and assignments herein provided and to do any and all other acts and to execute, acknowledge and deliver any and all documents as so requested in order to carry out the intent and purpose of this Agreement.

Section 7.12. Attorneys’ Fees. In the event of any controversy, claim, dispute or proceeding between the parties concerning this Agreement, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other costs in addition to any other relief to which it may be entitled.

Section 7.13. Entire Agreement; Amendments. This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, and there are no other representations, warranties or agreements, written or oral, between Seller and Purchaser with respect to such subject matter. This Agreement may only be amended by a written instrument executed by Purchaser and Seller. The provisions of this Section shall survive the Closing.

Section 7.14. Forum Selection; Jurisdiction; Venue. The parties hereto expressly submit to the exclusive jurisdiction of all federal and state courts located in the State of Texas in the case of any disputes relating to this Agreement or the Transaction.

Section 7.15. Governing Law; Separability; Binding Effect. This Agreement shall be governed by the laws of the state in which the Property is located, without giving effect to any state’s conflict of laws principles. If any provision hereof or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. All provisions contained in this Agreement shall be binding upon, inure to the benefit of and be enforceable by the successors and assigns of each party hereto.

Section 7.16. Waiver of Jury Trial and Certain Damages. THE PARTIES HERETO SHALL AND THEY HEREBY DO INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY CLAIM, INJURY OR DAMAGE RELATED THERETO. EXCEPT FOR DAMAGES PAYABLE TO A THIRD-PARTY, EACH PARTY WAIVES ANY RIGHT TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES FROM THE OTHER PARTY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING HEREUNDER. NOTHING IN THIS SECTION LIMITS EITHER PARTY’S RIGHT TO SPECIFIC PERFORMANCE, INJUNCTIVE RELIEF OR OTHER EQUITABLE REMEDIES; PROVIDED, HOWEVER, EACH OF THE PARTIES AGREES THAT ANY ACTION FOR SPECIFIC PERFORMANCE OR INJUNCTIVE RELIEF MAY ONLY BE COMMENCED ON OR PRIOR TO THE THIRTIETH DAY FOLLOWING THE SCHEDULED CLOSING DATE.

Section 7.17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. Furthermore, the undersigned agree that transmission of a fully executed copy of this Agreement via e-mail in a “.pdf” or other electronic format shall be deemed transmission of the original Agreement for all purposes.

Section 7.18. Intentionally omitted.

Section 7.19. Additional Interim Covenants. From and after the Effective Date and until the Closing Date:

(a) Seller shall not enter into any lease, license or other occupancy agreement affecting the Property (that would not expire on or prior to the Closing Date), without Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed);

(b) Subject to Seller’s efforts to prepare the Land for delivery in Delivery Condition (as defined on Exhibit F hereto), Seller shall: (i) maintain the Property in substantially the same manner in which Seller is presently maintaining the Property, and (ii) not enter into any new Service Contracts, unless (y) the same is reasonably necessary for the Seller’s ongoing operations on the Property subsequent to the Closing Date and (z) may be terminated by Seller (and, after the Removal Period, by Purchaser) upon not more than thirty (30) days’ written notice without the payment of any premium or penalty; and

(c) Seller shall notify Purchaser of, and shall promptly deliver to Purchaser, a copy of (i) any written notice pertaining to the Property Seller may receive from and after the Effective Date and on or before the Closing, from any governmental authority, concerning a violation or alleged violation of laws or regulation at the Property, or relating to any dispute or litigation by or against Seller or affecting the Property and (ii) any material notice or written correspondence sent or received by Seller under or relating to the Property A FEA; and

(d) Seller shall reasonably cooperate with Purchaser in obtaining any *** documentation required to preserve the full 15,000 kW Contract kW and associated capacity under the Property A FEA following Closing and shall not amend, terminate, waive, assign or otherwise impair the Property A FEA without Purchaser’s prior written consent.

Section 7.20. Condition Subsequent. Seller shall have ninety (90) days following the Closing Date (such period of time, the “Removal Period”) to place the Land in Delivery Condition (as defined on Exhibit F). During the Removal Period, Seller and its contractors, agents and representatives shall have the right to enter the Land for the purposes of planning and executing the work reasonably necessary to place the Land in Delivery Condition. Seller covenants to use reasonable care to prevent damage to Land and injury to persons while on the Land during the Removal Period. Seller releases and exculpates Purchaser from any liability in connection with Seller’s use of the Land during the Removal Period, unless such liability arises from the acts or negligent omissions of Purchaser. Purchaser shall not interfere with Seller’s use of the Land during the Removal Period. Seller shall pay for its own expenses incurred in connection with the use by Seller of the Land during the Removal Period. Seller shall indemnify and hold Purchaser, its officers, shareholders, partners, members, directors, and employees (collectively, the “Purchaser Related Parties”) harmless from and against any and all claims or damages to the extent resulting from the activities of Seller and its contractors, agents and representatives on the Land, except to the extent the same are attributable to the gross negligence or willful misconduct of any Purchaser Related Party. Seller shall maintain and cause its agents to maintain (a) casualty insurance and commercial general liability insurance  with coverages of not less than $1,000,000.00 for injury or death to any one person and $2,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) worker’s compensation insurance for all of their respective employees. Seller shall deliver proof of the insurance coverage required pursuant to this Section to the Purchaser (in the form of a certificate of insurance) not less than two (2) business days prior to the Closing Date. The parties’ respective rights and obligations under this Section 7.20 shall survive Closing.

Section 7.21. Linked Transactions.

(a) The parties acknowledge and agree that the Linked Transactions constitute interdependent components of a single integrated transaction. Neither the PSA Transaction nor the MIPA Transaction shall close independently of the other, and neither Seller nor Purchaser shall be required or permitted to consummate a partial closing of the Linked Transactions.

(b) The Closing and the closing of the MIPA Transaction shall occur concurrently through the same escrow or through coordinated escrows. The deed conveying Property A, the deed conveying Property B to the Company, the assignment of the Membership Interests and all other documents and funds necessary to consummate the Linked Transactions shall be deposited with the Escrow Agent and released as part of one integrated closing. None of the foregoing documents shall be released or become effective, and no funds shall be disbursed, unless the Escrow Agent is irrevocably authorized and prepared to consummate its portion of both Linked Transactions. The Escrow Agent shall coordinate such releases and recordations so that no partial closing occurs.

(c) Purchaser shall have no obligation to consummate the PSA Transaction unless all conditions precedent to Purchaser’s obligations under this Agreement and the MIPA have been satisfied or waived by Purchaser in writing. Purchaser’s refusal to consummate the PSA Transaction because the MIPA Transaction is not then capable of closing in accordance with the MIPA shall not constitute a default by Purchaser under this Agreement. Seller shall have no obligation to consummate the PSA Transaction unless all conditions precedent to Seller’s obligations under this Agreement and the MIPA have been satisfied or waived by Seller in writing. Seller’s refusal to consummate the PSA Transaction because the MIPA Transaction is not then capable of closing in accordance with the MIPA shall not constitute a default by Seller under this Agreement.

(d) A valid termination of this Agreement in accordance with its terms shall automatically and contemporaneously terminate the MIPA without the necessity of further notice or action by any party. A valid termination of the MIPA in accordance with its terms shall automatically and contemporaneously terminate this Agreement without the necessity of further notice or action by any party.

(e) No party shall be entitled to seek specific performance or any other remedy compelling Purchaser to consummate one of the Linked Transactions without concurrently consummating the other Linked Transaction. No party shall be entitled to seek specific performance or any other remedy compelling Seller to consummate one of the Linked Transactions without concurrently consummating the other Linked Transaction; provided, however, that nothing in this Section 7.21(e) shall limit Purchaser’s right to seek specific performance pursuant to Section 6.01 if the relief sought would result in the concurrent consummation of both Linked Transactions.

Section 7.22. Computation of Time. In computing any period of time under this Agreement, the day of the act, event or default from which the designated period begins to run shall not be included. Unless expressly stated otherwise, all references to “days” mean calendar days. If the last day of any period falls on a day that is not a Business Day, the period shall continue through the next Business Day.

Section 7.23 Status of Diligence. Each of Seller and Purchaser agrees that, notwithstanding an-ything herein to the contrary: (i) the Closing Date shall be September 10, 2026, (ii) for the avoidance of doubt, the Inspection Period is deemed to have expired as of the Effective Date, (iii) any and all Title Ob-jections or Additional Title Objections heretofore raised are deemed cured or satisfied and (iv) any right of Purchaser to raise or assert a Title Objection or an Additional Title Objection from and after the date hereof is hereby waived (except with respect to any matter affecting title to the Property first occurring on or after the date hereof).

[The remainder of this page is intentionally blank. Signature page(s) to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

PURCHASER:

AIB Data Centers, Inc., a Delaware corporation

By:	/s/ Jerry Tang
Name:	Jerry Tang
Title:	Chief Executive Officer

SELLER:

***,
a ***

By:
Name:	***
Title:	President

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE
COMPANY, solely in its capacity as Escrow Agent

By:
Name:
Title:

Exhibits:

A.	Defined Terms
B.	Legal Description of the Land
C.	List of Certain Rights
D.	Form of Special Warranty Deed
E.	Intentionally omitted
F.	Delivery Condition and Personal Property Identified to be Left or Removed
G.	Due Diligence Materials
H.	List of Service Contracts
I.	Right of Entry Agreement
J.	Intentionally omitted
K.	Form of Holdback Escrow Agreement

EXHIBIT A

CERTAIN DEFINED TERMS

The following terms shall have the following meanings for all purposes of this Agreement: “Business Day” means a day on which banks located in the States of Texas or New York are not required or authorized to remain closed.

“Farm Lease” means that certain oral agreement by and between Seller, as landlord, and Jason Stewart, as tenant, permitting tenant to farm the Property outside of the fenced in portion.

“Hazardous Materials” means (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants, the presence of which causes any of the Property to be in violation of any local, state or federal Law or regulation or Environmental Law), or are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “contaminants,” “pollutants,” or words of similar import under any applicable local, state or federal Law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 5101, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; and (iv) regulations adopted and publications promulgated pursuant to the aforesaid Laws; (b) asbestos in any form which is friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (c) per- and poly-fluoroalkyl substances (d) underground storage tanks; and (e) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

“Hazardous Materials Laws” includes any and all federal, state and local laws, rules, regulations, statutes, and requirements pertaining or relating to the environmental condition of the Property or to Hazardous Materials.

“*** Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Linked Transactions” has the meaning set forth in the recitals to this Agreement.

“MIPA” has the meaning set forth in the recitals to this Agreement. “MIPA Seller” has the meaning set forth in the recitals to this Agreement.

“MIPA Transaction” has the meaning set forth in the recitals to this Agreement.

“OFAC List” means the list of specially designated nationals and blocked Persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Legal Requirements, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website https://home.treasury.gov/policy-issues/financial-sanctions/specially-designated-nationals-and-blocked-persons-list-sdn-human-readable-lists.

Exhibit A-1

“Person” means any natural person, firm, corporation, partnership, limited liability company, other entity, state, political subdivision of any state, the United States of America, any agency or instrumentality of the United States of America, any other public body or other organization or association.

“Property A” has the meaning set forth in Section 1.01.

“Property A FEA” means that certain Facilities Extension Agreement between *** and Seller relating to the Delivery System facilities supporting 15,000 kW of Contract kW for Property A, as more particularly identified on Exhibit C, together with all amendments, supplements, assignments and related documents.

“Property B” means the real property to be acquired by *** from *** pursuant to the ***Purchase Agreement.

“Property B FEA” means the Transmission/Substation/Distribution Facility Extension Agreement between *** and *** relating to the provision of facilities intended to support up to 40 MW of electric service to Property B, substantially in the form attached to the MIPA.

“PSA Transaction” has the meaning set forth in the recitals to this Agreement. “***” has the meaning set forth in the recitals to this Agreement.

“Transaction Documents” means this Agreement, the Deed, any and all documents referenced herein and therein, and such other documents, payments, instruments and certificates as are reasonably required by the Title Company.

Exhibit A-2

EXHIBIT B

LEGAL DESCRIPTION OF THE LAND

Street Address: ***

Legal Description:

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF ***, STATE OF TEXAS, AND IS DESCRIBED AS FOLLOWS:

TRACT 2:

***

Exhibit B-1

EXHIBIT C

CERTAIN RIGHTS

□	Existing 25kV, 15MW primary service from ***, rate schedule Primary Delivery Service Greater than 10kW - Substation pursuant to Facilities Extension Agreement dated December 8, 2025, *** (the “Property A FEA”)

□	Amendment to Easement and Right-of-Way and Agreement with ***, M.C.O.P.R. doc number *** recorded date May 30, 2024

□	Assignment of Easement and Right-of-Way Agreement with***, M.C.O.P.R. doc number *** recorded date May 30, 2024

□	Assignment of Encroachment on Easement Agreement with ***, M.C.O.P.R. doc number *** recorded date June 7, 2024

□	Commercial ground water well authorization issued by Lone Wolf Ground Water Conservation District dated June 11, 2024

Exhibit C-1

EXHIBIT D

FORM OF DEED

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

SPECIAL WARRANTY DEED

THE STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF ***	§

THAT ***, a *** duly organized and existing under the laws of the State of Delaware and having a permit to do business in the State of Texas (hereinafter called “Grantor”), for and in consideration of the sum of Ten Dollars ($10.00), and other good and valuable consideration to the undersigned cash in hand paid by AIB Data Centers, Inc., a Delaware corporation (hereinafter referred to as “Grantee”), the sufficiency and receipt of which is hereby acknowledged, does GRANT, SELL AND CONVEY the real property in ***, Texas more fully described in Exhibit A attached hereto and made a part hereof, together with all and singular, all improvements and fixtures situated on such land, and all rights and appurtenances pertaining thereto, including any right, title and interest of Grantor in and to (a) any strips and gores adjoining such real property, (b) adjacent streets, roads, alleys and rights-of way, open or proposed, (c) all development rights, (d) air rights, (e) oil, gas, and other minerals that are in, on and under and that may be produced therefrom, (f) all water and water rights, water and sewer taps, sanitary or storm sewer capacity or reservations, rights under utility agreements with any applicable governmental or quasi-governmental entities or agencies with respect to the providing of utility services to such real property, (g) any easements, rights-of-way or other rights appurtenant thereto or used in connection therewith, and (h) all licenses, permits, applications, authorizations, certificates of occupancy, governmental approvals and other entitlements relating to the above-described land and the improvements thereon, together with all trees, timber, or other crops and plants, if any, located thereunder or thereon (collectively the “Property”).

THIS CONVEYANCE IS MADE AND ACCEPTED subject to (a) easements, restrictions, declarations, reservations, conditions, covenants, rights-of-way, roadway rights, and other agreements and matters of record, (b) all encumbrances enumerated on Exhibit B hereto, and (c) all matters which an accurate ALTA/NSPS survey of the Property would show.

TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereto in anywise belonging unto the said Grantee, its successors and assigns, forever; and Grantor does hereby bind Grantor, and its successors and assigns, to WARRANT AND FOREVER DEFEND all and singular the Property unto the said Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through, or under Grantor, but not otherwise.

[The remainder of this page is intentionally blank.]

Exhibit D-1

Executed this __________ day of ________ , 2026.

***,
a ***, as Grantor

By:
Name:	***

Title:	President

THE STATE OF__________________	§
§
COUNTY OF ____________________	§

This instrument was acknowledged before me on _________________, 2026 by ***, the President of ***, a ***, on behalf of said limited liability company.

Notary Public

Grantee’s Address:

[●]

[●]

Attention: [●]

Exhibit D-2

EXHIBIT A TO DEED

LEGAL DESCRIPTION

Legal Description:

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF ***, STATE OF TEXAS, AND IS DESCRIBED AS FOLLOWS:

TRACT 2:

Exhibit D-3

EXHIBIT B TO DEED

PERMITTED ENCUMBRANCES

[To be provided.]

Exhibit D-4

EXHIBIT E

[INTENTIONALLY OMITTED]

Exhibit E-1

EXHIBIT F

DELIVERY CONDITION OF LAND

AND

PERSONAL PROPERTY TO BE LEFT OR REMOVED

The term “Delivery Condition” with respect to the Land shall mean:

☐	Seller shall remove from the Land all personal property (including without limitation bitcoin equipment, pad mount transformers, air coolers, supports, screw piles)

☐	The following existing improvements shall remain on the Land:

☐	Building shell

☐	Concrete foundations under previously existing improvements (building and four transformers)

☐	Fencing and gates

☐	Water well and associated piping and above ground apparatus

☐	Approximately one-half acre gravel pad (inclusive of building foundation) and gravel driveway

☐	25kV primary feeder system including recloser, underground cables, overhead wires, poles, guys, switches, associated hardware and appurtenances extending from the *** POI to each of the (4) transformer risers

☐	20kW, 240-volt pole-mount transformer and cable service to 200A main panel inside the building and to the water well

☐	All underground conduits and piping

Exhibit F-1

EXHIBIT G

LIST OF DUE DILIGENCE MATERIALS

The following is a list of the due diligence materials that relate to the subject matter of the PSA Transaction and the MIPA Transaction:

1.	Three years of operating information and year-to-date operating information, including, without limitation, tax bills, utility bills, insurance bills and assessment materials.

2.	A list of utility account numbers, meter numbers, service locations and service providers, copies of all utility bills for the prior twelve (12) months and all payment agreements or analyses relating thereto.

3.	Evidence of current and future electrical capacity available to the Property, including all agreements, applications, reservations, studies, approvals and correspondence with electrical providers, transmission providers, distribution providers, utilities, regional transmission organizations and governmental authorities.

4.	All utility, power, electric service, interconnection, transmission, distribution, substation, capacity reservation, load study, facilities study, system impact study, CIAC, letter of credit, security and power delivery materials relating to the Property or Purchaser’s use of the Property as a datacenter.

5.	Complete copies of all existing title insurance policies, reports or commitments, together with copies of all title documents, surveys, instruments, liens, encumbrances or other items referred to in such title policies, reports or commitments.

6.	All existing ALTA surveys, boundary surveys, topographic surveys, utility surveys, aerials, site plans, civil plans, grading plans, drainage plans, access plans, traffic studies and engineering studies relating to the Property.

7.	All current insurance policies, together with a written summary of insurance coverages and premiums by policy type, loss runs/records for the prior three years and all correspondence regarding insurer or insurance company recommendations or deficiencies.

8.	Any and all existing environmental reports, Phase I reports, Phase II reports, wetlands reports, delineations, floodplain materials, geotechnical reports, soil reports, endangered species materials, cultural resources materials and similar reports pertaining to the Property.

9.	List of current or pending legal actions, governmental proceedings, claims, notices of violation, condemnation matters and current insurance claims affecting the Property.

10.	Any and all governmental licenses, permits, approvals, entitlements, development approvals, site plan approvals, zoning materials, rezoning applications, comprehensive plan materials, development agreements and current zoning status materials relating to the Property.

11.	Photographs and aerials of the Property, site plans, landscape plans, Seller’s existing owner’s policy and copies of all easements, rights-of-way, restrictive covenants, declarations and other encumbrances.

Exhibit G-1

12.	Copies of all leases, license agreements, occupancy agreements, options, rights of first refusal, rights of first offer, purchase rights or other agreements encumbering or affecting the Property.

13.	All service contracts, operating agreements, management agreements, maintenance agreements, warranties and other contracts relating to the ownership, operation, maintenance, development or utility service of the Property.

14.	Copies of all notices, correspondence, deed notices, memorandum of agreements, remedial action workplans and other documentation sent or issued by any and all governmental authorities having jurisdiction with respect to hazardous materials or environmental conditions affecting the Property.

15.	Soil logs and similar information with respect to the soil condition of the Property.

16.	Documentation relating to any underground installations servicing or passing through the Property, any underground structures or utilities which are or may be present at the Property, including test results, engineering drawings, permits and registrations.

17.	Identification of all underground or above ground storage tanks.

18.	All documentation and correspondence pertaining to any existing mortgage, deed of trust, financing statement or other financing encumbrance affecting the Property.

19.	Seller entity (*** LLC)’s corporate history and organizational structure, subsidiaries, formation documents, authority documents and evidence of authority to execute this Letter and consummate the Acquisition.

20.	All other materials in Seller’s or its affiliates’ possession or reasonable control reasonably requested by Purchaser in connection with Purchaser’s diligence, financing, utility arrangements, Development Approvals, Purchaser’s intended use of the Property as a data center.

Exhibit G-2

EXHIBIT H

LIST OF SERVICE CONTRACTS

Seller is party to the following Service Contracts, which shall be treated in accordance with Section 4.01(f):

1.	Energy Management and Consulting Service Agreement, dated as of May 15, 2024, by and between *** and Seller (with a term running through May 15, 2027)

2.	Master Energy Management Services Agreement, dated as of May 15, 2024, by and between *** and Seller (with a term running through May 15, 2027)

3.	Master Electric Energy Services Agreement, dated as of September 23, 2024, by and between *** and Seller (with a term running thru 9/23/26)

4.	Solid Waste Disposal services, Abilene Environmental Landfill (AEL)

5.	Point-to-Point microwave internet service, NextLink

Exhibit H-1

EXHIBIT I

Right of Entry Agreement

[See attached.]

Exhibit I-1

RIGHT OF ENTRY AGREEMENT

This Right of Entry Agreement (this “Agreement”) is entered into by and among AIB Data Centers, Inc., a Delaware corporation (hereinafter referred to as the “Licensee”), ***, a *** (hereinafter referred to as “Licensor”), and *** LLC, a Delaware limited liability company and affiliate of Licensor (“Consenting Party”), on this 30th day of July, 2026 (the “Effective Date”).

WHEREAS Licensor owns that certain approximately 5-acre tract of real property located in *** County, Texas, more particularly described as “Parcel A” in Exhibit A attached hereto and incorporated herein by reference.

WHEREAS *** (“Heritage”) owns that certain approximately 24.385-acre tract of real property located in *** County, Texas, more particularly described as “Parcel B” in Exhibit A attached hereto and incorporated herein by reference. Consenting Party has entered into a purchase contract with *** for the acquisition of Parcel B and, pursuant to that contract, has the right to grant Licensee access to the Parcel B for the purposes set forth herein.

WHEREAS Parcel A and Parcel B are depicted on Appendix 1, which is attached hereto and incorporated herein by reference, and referred to collectively herein as the “Property.”

WHEREAS Licensee has requested the right to enter upon the Property (the “Access Area”) to conduct such tests and investigations as are necessary for Licensee to determine if the Access Area is suitable for its purposes.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, the Licensee and Licensor agree as follows:

1. Grant and Term. Licensor hereby grants to Licensee a revocable, limited, non-exclusive license for Licensee and its agents, employees, contractors and consultants (collectively, the “Licensee Parties”, and each individually, a “Licensee Party”) to enter upon the Access Area for the limited purposes of conducting such non-invasive tests, investigations, and inspections as Licensee reasonably deems necessary, including, without limitation, a survey of the Property. Notwithstanding anything contained in this Agreement to the contrary, without Licensor’s prior written consent, which may be granted, conditioned, or withheld in Licensor’s sole and absolute discretion, no Licensee Party may notify any governmental agency of any actual or potential violation of any zoning, environmental or other law, rule, or regulation. Without first obtaining Licensor’s written consent thereto (which may be given or withheld in Licensor’s sole discretion), no Licensee Party may conduct any intrusive investigation, test, or study regarding the Access Area. The term of the license granted herein shall begin on the Effective Date and shall expire on August 31, 2026, unless otherwise extended in writing by the parties; provided, however, that the license granted herein with respect to Parcel A shall terminate earlier upon such time as Licensor and Licensee have entered into a purchase agreement for Parcel A in form and substance acceptable to Licensor and Licensee. All such Licensee Parties accessing the Access Area on behalf of the Licensee shall be expressly instructed not to engage in any conversations or communications with any persons at the Property and shall immediately direct all questions, comments, or inquiries solely to Licensor’s designated representative (the “Authorized Representative”). The term “Authorized Representative” means (a) as to Licensee, Johnny Zhang; and (b) as to Licensor, ***. Authorized Representatives of the parties may be changed from time to time by providing at least five (5) Business Days’ prior written notice to the other party.

Exhibit I-2

2. Notification. Licensee agrees that, in exercising its right of access hereunder, Licensee shall use, and shall direct all other Licensee Parties to use, their commercially reasonable efforts not to unreasonably interfere with the activities of Licensor or its agents, employees, contractors and consultants at the Property. Licensor expressly reserves the right to have a representative present at any inspection conducted by a Licensee Party and Licensee shall, at least one (1) business day prior to any inspection, give *** (Phone: *** E-Mail: ( ***), on behalf of Licensor, notice of its intention to conduct an inspection. Licensee shall cooperate with any reasonable request by Licensor in connection with the timing of any such inspection.

3. Restoration. After performing any tests or examinations on the Access Area, Licensee shall, at Licensee’s sole cost and expense, and in accordance with applicable law, promptly restore the Access Area to the same or a substantially similar condition as existed prior to the entry by any Licensee Parties thereupon. The provisions of this Section 3 shall survive any termination of this Agreement.

4. Compliance with Laws. All work on the Access Area carried out by the Licensee Parties, Licensee’s invitees, any utility companies, and any other representatives of Licensee shall be performed at Licensee’s sole expense and in a safe manner with such care as is necessary to avoid injury to persons or property and in accordance with all applicable state, federal and local laws and regulations.

5. Insurance. As a condition precedent to entering the Property and at Licensee’s sole cost and expense, Licensee shall procure and continue in force from and after the Effective Date: (a) Commercial General Liability Insurance with limits of not less than two million dollars ($2,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate covering: (i) all activity and conduct of the Licensee Parties while exercising the right of access provided for in this Agreement; (ii) independent contractors liability; and (iii) contractual liability; (b) Workers’ compensation insurance as required by applicable law, and if Licensee or its contractors are non-subscribers under Texas law, employer’s liability insurance of at least one million dollars ($1,000,000); and (c) auto liability insurance of at least one million dollars ($1,000,000). Such insurance policies shall be issued by an insurance company licensed to do business in the State of Texas having an A.M. Best’s rating of “AVII” or above. Upon request, Licensee shall deliver a Certificate of Insurance to Licensor evidencing the foregoing coverages.

6. Indemnification. In consideration for Licensee’s use of the Access Area, Licensee shall be responsible for all damages caused to the Access Area or any improvements situated on the Access Area that result from the acts or negligence of any Licensee Parties upon the Access Area. Licensee shall indemnify, defend and hold Licensor harmless against any and all claims for personal injury or property damage (including Licensor’s reasonable attorney fees) arising out of or related to the presence of any Licensee Party on the Access Area, except for those caused by the intentional misconduct or gross negligence of Licensor or any pre-existing conditions or contamination provided no Licensee Party worsens such conditions (in which event, Licensee shall be liable for any damages or claims related thereto.) Licensee shall provide written notification to Licensor promptly upon discovery of any such intentional misconduct or gross negligence of Licensor and any pre-existing conditions or contamination. The provisions of this Section 6 shall survive any termination of this Agreement.

7. Representation, Warranty and Indemnification. Licensor and Consenting Party represents and warrants to Licensee that: (i) Consenting Party is an affiliate of Licensor; and (ii) pursuant to Consenting Party’s purchase contract with Heritage, Consenting Party has the right and authority to grant Licensee the license and access rights set forth in this Agreement with respect to Parcel B. Licensor and Consenting Party shall indemnify, defend and hold Licensee harmless from and against any and all claims, damages, losses, costs and expenses (including reasonable attorney fees) brought by *** against Licensee arising out of or related to Licensee’s access to and inspection of Parcel B, to the extent such claims arise from the inaccuracy of the representations and warranties set forth in Section 7(a) above. The provisions of this Section 7 shall survive any termination of this Agreement.

Exhibit I-3

8. Liens. Licensee shall keep the Access Area free from any liens arising out of any work performed or obligations incurred by or on behalf of the Licensee Parties with respect to any inspection or testing of the Access Area. If any such lien is filed at any time, Licensee shall cause the same to be discharged of record within thirty (30) days after Licensee obtains knowledge thereof by either in Licensee’s sole discretion, satisfying the same or, by obtaining a bond. Licensee’s failure to discharge or bond over any such lien within said thirty (30) day period shall be a breach of this Agreement and shall entitle Licensor, at its option and in addition to any other remedy Licensor may have at law, in equity or by contract, immediately to declare this Agreement to be terminated. The provisions of this Section 7 shall survive any termination of this Agreement.

9. Assignment. This Agreement shall not be assigned by Licensee, and any attempted assignment by Licensee shall be void.

10. Counterparts. This Agreement may be executed in two or more identical counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute the same Agreement when a duly authorized representative of each party has signed the counterpart.

11. Jurisdiction and Venue. This Agreement is governed by the laws of the State of Texas, without reference to conflict of laws principles. Licensee’s duties and obligations to Licensor under this Agreement shall survive the lapse and expiration or earlier termination of this Agreement.

12. Attorneys’ Fees and Costs. If any action at law or in equity, including an action for declaratory relief or for specific performance, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs from the other party, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief which might be awarded.

13. Entire Agreement; Miscellaneous. This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties. No claim of waiver, modification, consent or acquiescence with respect to any of the provisions of this Agreement shall be made against either party, except on the basis of a written instrument executed by and on behalf of such parties. The parties acknowledge and agree that the recitals provided above constitute an integral part of this Agreement and shall be given the same force and effect as any other provision in this Agreement. Time is of the essence of this Agreement. Licensor and Licensee each represent and warrant to the other that such party has the right, power and authority to enter into this Agreement and to perform and observe the terms and provisions hereof.

14. Waiver of Jury Trial. THE PARTIES DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

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Exhibit I-4

IN WITNESS WHEREOF, the Parties have caused their respective representatives to execute this Agreement as of the Effective Date.

Licensee: AIB Data Centers, Inc., a Delaware corporation

BY:	/s/ Johnny Zhang
Its:	Authorized Signatory

Licensor: ***, a ***

BY:
Its:	Member

Consenting Party: *** LLC, a Delaware limited liability company

BY:
Its:	Member

Exhibit I-5

IN WITNESS WHEREOF, the Parties have caused their respective representatives to execute this Agreement as of the Effective Date.

Licensee: AIB Data Centers, Inc., a Delaware limited liability company

BY:
Its:	Authorized Signatory

Licensor: ***, a ***

BY:	/s/ ***
Its:	Member

Consenting Party: *** LLC, a Delaware limited liability company

BY:	/s/ ***
Its:	Member

Exhibit I-6

APPENDIX 1

Exhibit I-7

EXHIBIT A

Legal Description of the Property

Parcel “A”

Street Address: ***

Legal Description: ***

Exhibit I-8

Parcel “B”

***

Exhibit I-9

EXHIBIT J

Intentionally omitted

Exhibit J-1

EXHIBIT K

Form of Holdback Escrow Agreement

First American Title Ins. Co.

National Commercial Services

666 3rd Ave. 5th Floor

New York, NY 10017

HOLDBACK ESCROW AGREEMENT

Escrow File No. [●]

THIS HOLDBACK ESCROW AGREEMENT (this “Agreement”) is made this day of August, 2026 (the “Effective Date”) by and among *** (“Seller”), and AIB Data Centers, Inc. (“Purchaser”), and First American Title Insurance Company, a Nebraska corporation, as escrow agent (“Escrow Agent”).

RECITALS:

A. WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement, dated as of the date hereof (as amended, collectively, the “PSA”), in respect to the property identified in that certain ALTA Commitment for Title Insurance issued under File No. [●] (the “Property”). Capitalized terms used herein but not defined herein shall have the respective meanings ascribed thereto in the PSA.

B. WHEREAS, this Agreement is being entered into pursuant to Section 4.01 of the PSA in order to provide credit support for any potential claims asserted by Purchaser against Seller during the Survival Period after Closing pursuant to the PSA (such potential claims, the “Post-Closing Obligations”).

C. WHEREAS, Seller and Purchaser desire to appoint Escrow Agent as the escrow agent pursuant to this Agreement, and Escrow Agent is willing to act as the escrow agent hereunder.

NOW THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

1.	Seller hereby deposits, in escrow with Escrow Agent, funds in the amount of $210,000.00 (the “Es-crowed Funds”).

2.	Escrow Agent is authorized to hold the Escrowed Funds in a segregated deposit account. The segregated deposit account shall be an interest-bearing deposit account. Seller agrees to provide the Escrow Agent with recent and satisfactory IRS W-9 Forms for the respective entities for earned interest. Any accrued interest shall be held for Seller and shall not be disbursed to Purchaser under any circumstances.

3.	If at any time Escrow Agent shall receive instructions calling for the release of the Escrow Funds (or a portion thereof) (“Disbursement Notice”) from either Seller or Purchaser (as the case may be, the “Cer-tifying Party”), which Disbursement Notice shall also be sent by the Certifying Party to the other party (the “Other Party”) concurrently to the Escrow Agent. If no objection of the Other Party is received by Escrow Agent within ten (10) business days following the Disbursement Notice, Escrow Agent shall promptly disburse the Escrow Funds (or a portion thereof) in accordance with the Certifying Party’s instructions. If an objection of the Other Party is received by Escrow Agent within ten (10) business days following the Disbursement Notice, Escrow Agent may proceed, in Escrow Agent’s sole discre-tion, in accordance with Sections 5, 7(a), or 7(b) herein.

Exhibit K-1

4.	For the avoidance of doubt, Purchaser may assert a claim against the Escrowed Funds by delivering written notice to Escrow Agent and Seller specifying in reasonable detail (i) the nature of the claim, (ii) the provision(s) of the PSA under which the claim arises, and (iii) the amount claimed. Escrow Agent shall have no obligation to determine whether any party is entitled to the Escrowed Funds under the PSA or whether any condition to the release, refund, forfeiture or application of the Escrowed Funds has occurred. Escrow Agent shall disburse the Escrowed Funds only (x) in accordance with Section 3 hereof, (y) upon receipt of joint written instructions executed by Seller and Purchaser, or (z) pursuant to a final, non-appealable order of a court of competent jurisdiction. Nothing in this Agreement is in-tended to amend, modify or supersede the PSA as between Seller and Purchaser.

5.	Escrow Agent shall be permitted to obtain the written approval of both parties hereto prior to disbursing the Escrowed Funds. Upon receipt of such written approval executed by both parties and disbursing the Escrowed Fund in accordance therewith, Escrow Agent shall be relieved of any further responsibility or liability in connection with this Agreement or the Escrowed Funds.

6.	The parties agree to pay Escrow Agent the fees and charges set forth on Exhibit A attached hereto. Unless otherwise agreed in writing by Seller and Purchaser, Seller and Purchaser shall each pay fifty percent (50%) of such fees and charges. Escrow Agent shall not charge any additional fees or charges except with the prior written approval of Seller and Purchaser.

7.	The parties hereto agree to hold Escrow Agent harmless, from and against any and all liabilities, losses, damages, expenses and charges, including but not limited to, reasonable attorney’s fees and expenses of litigation, including those necessary to enforce this indemnification paragraph, which may be sus-tained or incurred by Escrow Agent and its agents under, or arising directly or indirectly out of, any claim, action, proceeding, or judgment arising from the Escrowed Funds, except to the extent caused by Escrow Agent’s gross negligence, willful misconduct or bad faith; provided that such indemnifica-tion obligation shall be several and not joint, and each of Seller and Purchaser shall only be liable for claims, actions, proceedings or judgments arising from such party’s own acts or omissions. In the event of a dispute between the parties to this Agreement, Escrow Agent shall be permitted in its sole discre-tion: (a) not to act unless pursuant to an order of a court, or (b) to file a complaint in interpleader and deposit the Escrowed Funds with a court of competent jurisdiction, less all reasonable out-of-pocket fees and expenses incurred by Escrow Agent, including reasonable attorneys’ fees. Upon so acting pur-suant to Section 7(a) or 7(b), Escrow Agent shall be released and forever discharged of all liability under the terms of this Agreement or with respect to the Escrowed Funds, except to the extent caused by Escrow Agent’s gross negligence, willful misconduct or bad faith.

8.	Escrow Agent shall not be personally liable for any act it may do or omit to do hereunder as such agent, while acting in good faith and in the exercise of its own best judgment, and any act done or omitted by it pursuant to the advice of its own attorneys shall be conclusive evidence of such good faith. Escrow Agent shall not be under any duty or obligation to ascertain the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver these instructions or any documents or papers or payments deposited or called for hereunder, and assumes no responsibility or liability for the validity or sufficiency of these instructions or any documents or papers or payments deposited or called for hereunder, and shall have no obligation to interpret the PSA.

9.	Subject to the procedure set forth in Section 3, the Escrowed Funds shall be released to Seller after the first anniversary of the Effective Date upon receipt of Seller’s Disbursement Instructions to Escrow Agent, less any amount subject to a claim asserted by Purchaser in accordance with Section 3 hereof before such date, which amount shall remain in escrow until such claim is finally resolved. If the Es-crowed Funds are held in escrow by Escrow Agent for a period longer than eighteen (18) months from the Closing Date, upon the request of Escrow Agent, the parties shall execute an amendment to this Agreement which stipulates a date for the Escrowed Funds to be released or transferred to a successor escrow agent; otherwise, Escrow Agent shall have the right to act in accordance with Section 7(b).

Exhibit K-2

10.	The Agreement may be supplemented, altered, amended, modified or revoked by writing only, signed by all of the parties hereto.

11.	All notices, demands, requests, consents, approvals and other communications (each a “Notice,” col-lectively “Notices”) required or permitted to be given under this Agreement, or which are to be given with respect to this Agreement, shall be in writing and shall be (i) personally delivered, (ii) delivered by United States Mail, postage prepaid, registered or certified mail, return receipt requested, (iii) deliv-ered by reputable overnight delivery service with proof of delivery, addressed to the party as designated below, or (iv) sent by e-mail to the addresses as follows. Escrow Agent shall not accept or act upon any change to wire instructions unless such change is confirmed by Escrow Agent with the applicable party by telephone or other independent means reasonably acceptable to Escrow Agent.

All notices under this Agreement shall be effective upon actual receipt by the intended recipient.

If intended for Seller, to:

***

Attn: ***

Email: ***

With a copy to:

The Hornbaker Law Firm, LLC

745 Fifth Avenue, Suite 500

New York, New York 10151

Attn: Thomas Hornbaker, Esq

Email: thornbaker@hornbakerlaw.com

If intended for Purchaser, to:

AIB Data Centers, Inc.

1540 Broadway Ste 1010

New York, NY 10036

Attn: Jerry Tang and Johnny Zhang

Tele: 917.822.4522

Email: jerry.tang@aib.us and johnny.zhang@aib.us

With a copy to:

Greenberg Traurig, LLP

333 S.E. 2nd Avenue, Suite 4400

Miami, Florida 33131

Attn: Melissa Groisman, Esq. and Josh Forman, Esq.

Email: Melissa.Groisman@gtlaw.com; Josh.Forman@gtlaw.com

Exhibit K-3

If intended for Escrow Agent:

First American Title Ins. Co.

Attn: Seth Holley, Shannon Miller

666 3rd Ave., 5th Floor

New York, NY 10017

Phone: (212) 381-6606

Email: Seholley@firstam.com; Shamiller@firstam.com

12.	This Agreement may be executed in two or more counterparts and all counterparts so executed shall for all purposes constitute one agreement, binding on all the parties hereto, notwithstanding that all parties shall not have executed the same counterpart. The parties agree that this Agreement may be electroni-cally signed. The parties agree that any electronic signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility. Any PDF or facsimile transmittal of electronically signed versions of this Agreement shall be considered to have the same legal effect as execution and delivery of the original document and shall be treated in all manner and respects as an original document.

13.	Escrow Agent may resign at any time upon at least ten (10) days prior written notice to the parties hereto. If, prior to the effective date of such resignation, the parties hereto shall all have approved, in writing, a successor escrow agent, then upon the resignation of the Escrow Agent, the Escrow Agent shall deliver the Escrowed Funds to such successor escrow agent. From and after such resignation and the delivery of the Escrowed Funds to such successor escrow agent, the Escrow Agent shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement, all of which duties, responsibilities and obligations shall be performed by the appointed successor escrow agent. If for any reason the parties hereto shall not approve a successor escrow agent within such period, the Escrow Agent may bring any appropriate action or proceeding for leave to deposit the Escrowed Funds with a court of competent jurisdiction, pending the approval of a successor escrow agent, and upon such de-posit the Escrow Agent shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement, except to the extent caused by Escrow Agent’s gross negligence, willful misconduct or bad faith.

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Exhibit K-4

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

Escrow Agent:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
	Name:	Seth Holley
	Title:	Underwriting Counsel

Purchaser:

AIB DATA CENTERS, INC.

By:
Name:
Title:

Seller:

***

By:
Name:	***
Title:	President

Exhibit K-5

EXHIBIT A

ESCROW AGENT FEE SCHEDULE

Escrow Fee: $1500.00

Exhibit K-6